Exhibit 99.3

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

September 14, 2026

Boards of Directors

Mutual Federal Bancorp, MHC

Mutual Federal Bancorp, Inc.

MFB Bancorp, Inc.

Mutual Federal Bank

2212 West Cermak Road

Chicago, Illinois 60608

Re:	Plan of Conversion
Mutual Federal Bancorp, MHC
Mutual Federal Bancorp, Inc.
MFB Bancorp, Inc.
Mutual Federal Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the “Plan”) adopted by the Boards of Directors of Mutual Federal Bancorp, MHC (the “MHC”), Mutual Federal Bancorp, Inc. (Mutual Federal Bancorp, Inc.” or the “Mid-Tier”), MFB Bancorp, Inc. (“MFB Bancorp” or the “Company”) and Mutual Federal Bank. The Plan provides for the conversion of the MHC into the full stock form of organization. As a result of the conversion, the MHC will be merged into the Mid-Tier, and as a result the MHC will cease to exist. Mutual Federal Bancorp, Inc. will subsequently be merged into MFB Bancorp and as a result, the Mid-Tier will cease to exist. Pursuant to the plan of conversion, MFB Bancorp, Inc. will be organized as a new Maryland stock holding company and will sell shares of common stock in the offering. When the conversion is completed, MFB Bancorp, Inc. will own all of the outstanding common stock of Mutual Federal Bank and public stockholders will own all of the outstanding common stock of MFB Bancorp.

We understand that in accordance with the Plan, Eligible Account Holders and Supplemental Eligible Account Holders will receive rights in a liquidation account maintained by the Company representing the amount equal to (i) the MHC’s ownership interest in the Mid-Tier’s total stockholders’ equity as of the date of the latest statement of financial condition contained in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC before the consummation of the conversion (excluding its ownership of the Mid-Tier). The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Mutual Federal Bank. The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of liquidation of Mutual Federla Bank (or the Company and Mutual Federal Bank).

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RP® Financial, LC.

Boards of Directors

September 14, 2026

In the unlikely event that either Mutual Federal Bank (or the Company and Mutual Federal Bank) were to liquidate after the conversion (including, a liquidation of Mutual Federal Bank following a purchase and assumption transaction with a credit union acquiror), all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of the close of business on March 31, 2025 and September 30, 2026. Also, in a complete liquidation of both entities, or of Mutual Federal Bank only, when the Company has insufficient assets (other than the stock of Mutual Federal Bank), or of Mutual Federal Bank following a purchase and assumption transaction with a credit union acquiror, to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders and Mutual Federal Bank has positive net worth, then Mutual Federal Bank shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account. The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of Mutual Federal Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in Mutual Federal Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the Company’s liquidation account.

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of Mutual Federal Bank (or the Company and Mutual Federal Bank), that liquidation rights in the Company automatically transfer to Mutual Federal Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of Mutual Federal Bank, and that after two years from the date of conversion and upon written request of the Federal Reserve Board, the Company will transfer the liquidation account and depositors’ interest in such account to Mutual Federal Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Mutual Federal Bank no longer subject to the Company’s creditors, we are of the belief that: the benefit provided by the Mutual Federal Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets or following a purchase and assumption transaction with a credit union acquiror does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

/s/ RP Financial, LC.

RP® Financial, LC.